Exhibit 99.1

George Pedersen Retires from ManTech Board of Directors

HERNDON, Va., February 23, 2022 (GLOBE NEWSWIRE) – ManTech (Nasdaq: MANT) today announced that its Co-Founder, George J. Pedersen, has decided to retire from his positions on the ManTech Board of Directors and as Chairman Emeritus.

“Over the past several years, ManTech has undertaken a multi-year plan to transition leadership of the Company which has included the appointment of Kevin Phillips as Chairman in September 2020,” said Pedersen. “The Company is well-positioned under the guidance of a strong leadership team and Board, and I believe that now is the right time to retire from the Board. I care deeply about ManTech and its people and look forward to closely following the Company’s continued success as its largest shareholder.”

“I want to thank George on behalf of everyone who has been part of ManTech for his guidance and leadership over the past five decades, most recently in his role as Chairman Emeritus and as a member of the Board,” said Kevin M. Phillips, Chairman, Chief Executive Officer and President of ManTech. “George is a true industry pioneer, and we are grateful for all that he has done to build ManTech into a leading mission-focused national security company.”

Pedersen co-founded the Company in 1968 with a dream and a single contract to supply high-end modeling and simulation services to the U.S. Navy. Under Pedersen’s multi-decade, strategic leadership as Chairman and Chief Executive Officer, ManTech grew from $400 million in annual revenue in 2002, when it began trading on the Nasdaq, to over $2.5 billion in annual revenue today. ManTech now has a team of approximately 9,800 employees providing differentiated solutions and services in full-spectrum cyber, secure mission and enterprise IT, advanced data analytics, software systems development, intelligence mission support and intelligent systems engineering.

About ManTech

ManTech provides mission-focused technology solutions and services for U.S. defense, intelligence community and federal civilian agencies. In business more than 53 years, we excel in full-spectrum cyber, data collection & analytics, enterprise IT, systems engineering and software application development solutions that support national and homeland security. Additional information on ManTech can be found at www.mantech.com.

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